Exhibit 10.21

Private & Confidential
Amy Howe
Chief Executive Officer, FanDuel

August 13, 2024

Amendment to Terms of Employment

Dear Amy,
The purpose of this letter (this “Amendment”) is to confirm our agreement to amend that certain letter agreement dated October 27, 2021 between you and Flutter Entertainment plc (the “Letter Agreement”) regarding the terms of your employment with FanDuel Inc. Effective as of the date hereof, the Letter Agreement is amended as follows:
Section 5 of the Letter Agreement is hereby deleted and replaced in its entirety with the following:
Base Salary. Your annual base salary will be $1,032,500, subject to adjustment from time to time by the Compensation and Human Resources Committee of the Board of Directors of Flutter (the “Committee”).
Section 6 of the Letter Agreement is hereby deleted and replaced in its entirety with the following:
Annual Bonus Opportunity. Unless otherwise determined by the Committee, you will be eligible for a discretionary annual cash bonus payment with a target amount equal to 100% of your base salary and a maximum amount equal to 200% of your base salary, in each case subject to adjustment by the Committee from time to time. Your actual bonus payment for any fiscal year, if any, will be paid in accordance with FanDuel’s bonus plan rules and regular payroll practices, each as in effect from time to time.
Section 7 of the Letter Agreement is hereby deleted and replaced in its entirety with the following:
Annual Long-Term Incentives. Contingent on your agreement to comply with all of the conditions set forth in Section 10 hereof and subject to your continued employment with FanDuel or a Flutter group company through the applicable grant date, you will be eligible to receive:
(a) a discretionary annual grant of Flutter RSUs (each, an “Annual Flutter RSU Award”) in or around March of each year or as soon as reasonably practicable thereafter. For 2025, such Annual Flutter RSU Award will have a grant date value of 150% of your base salary. Each Annual Flutter RSU Award will vest in accordance with the vesting schedule approved by
Flutter Entertainment plc is a public company limited by shares
Corporate Headquarters: 300 Park Avenue South, New York, NY 10010, United States
www.flutter.com
Directors: J. Bryant (Chair) (U.S.), P. Jackson (Chief Executive Officer) (U.K.), R. Bennett (U.S.), N. Cruickshank (U.K.), N. Dubuc (U.S.), A.F. Hurley (U.S.), H. Keller Koeppel (U.S.), C. Lennon, C. McCarthy (U.S.), A. Rafiq (U.S.)
    Registered in Dublin, Ireland no. 16956
Registered Office: Belfield Office Park, Beech Hill Road, Clonskeagh, Dublin 4, Ireland

the Committee at the time of grant, subject to your continued employment with FanDuel or a Flutter group company through each applicable vesting date. Your 2025 award will vest in equal tranches on the first, second and third anniversary of the grant date, subject to continued employment with FanDuel or a Flutter group company through the applicable vesting date.
(b) a discretionary annual grant of Flutter PSUs (each, an “Annual Flutter PSU Award”) in or around March of each year or as soon as reasonably practicable thereafter. As an exception to the expected grant timing going forward, your Annual Flutter PSU Award for 2024 will be granted during the next available trading window after the date of this Amendment. Such 2024 Annual Flutter PSU Award will have a grant date value of 600% of your base salary at target and 1,200% at maximum. The performance criteria will be communicated to you at the time of grant. The 2024 Flutter PSU Award will vest on the third anniversary of the grant date, subject to your continued employment with FanDuel or a Flutter group company through the vesting date. Any future Annual Flutter PSU Award beginning with the award to be granted in 2025 will vest based on the attainment of the applicable performance criteria approved by the Committee at the time of grant and communicated to you at the time of grant, subject to your continued employment with FanDuel or a Flutter group company through the applicable vesting date.
The grants of Annual Flutter RSU Awards and Annual Flutter PSU Awards will be awarded under, and governed by, the applicable Flutter equity incentive plan (the “Flutter Plan”) and an award agreement thereunder. Furthermore, the grants of Annual Flutter RSU Awards and Annual Flutter PSU Awards, including, for the avoidance of doubt, the timing of such grants, will be subject to any restrictions on dealings in shares imposed under the dealing code of Flutter or its affiliates, or the restrictions on dealings in securities in the EU Market Abuse Regulation.
You will retain the existing Flutter RSUs and Value Creation Award previously awarded to you and such awards will continue to be governed in accordance with their existing terms.
For the avoidance of doubt, you expressly acknowledge and agree that consistent with the amendment to Section 7 of the Letter Agreement set forth herein, neither Flutter Entertainment plc nor FanDuel Inc. are obligated to grant you a $2 million Annual Flutter RSU Award in March of 2025 or March of 2026.
All other terms of the Letter Agreement shall remain unchanged and in full force and effect except as specifically modified herein.
If you agree to the terms of this Amendment, please sign in the space provided below.
[Signature Pages Follow]

FANDUEL INC. By: /s/ Peter Jackson Name: Peter Jackson Title: Chief Executive Officer, Flutter Entertainment plc
[Signature Page to Amendment]

ACKNOWLEDGED AND AGREED: _/s/ Amy Howe__________________________ Amy Howe

[Signature Page to Amendment]